Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 31, 2023, except for the effects of the discontinued operations disclosed in Note 3, as to which the date is July 31, 2023, which includes an explanatory paragraph relating to AcelRx Pharmaceuticals, Inc.’s ability to continue as a going concern, relating to the consolidated financial statements and schedule II, which appears in the entity’s Current Report on Form 8-K dated July 31, 2023.

/s/ WithumSmith+Brown, PC

San Francisco, California

November 22, 2023